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                                                                       EXHIBIT 2

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 24, 1998, by and among Keebler Foods Company, a Delaware corporation ("Buyer"), President International, Inc., a Delaware corporation (the "Company"), and President International Trade and Investment Corporation, a company limited by shares under the International Business Companies Ordinance of the British Virgin Islands ("Parent" and, together with the Company, "Seller").


                                  W I T N E S S E T H:

                  WHEREAS, Parent owns all of the issued and outstanding shares of common stock, $.01 par value, of the Company;

                  WHEREAS, Parent desires to sell to Buyer, and Buyer desires to purchase from Parent, all of the issued and outstanding shares of common stock, $.01 par value, of the Company (collectively, the "Shares").

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:


                                   ARTICLE I.
                                   DEFINITIONS

                  SECTION 1.1 DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

                  "ACCOUNTANTS" means the New York, New York office of Arthur Andersen LLP, or any other independent accounting firm of nationally recognized standing mutually acceptable to Parent and Buyer.

                  "ACTION" shall mean any civil, criminal or administrative action, proceeding or suit or any appeal in respect thereof.

                  "AFFILIATED PARTIES" shall have the meaning specified in
Section 5.9.


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                  "AGREEMENT" means this Stock Purchase Agreement.

                  "ANTITRUST DIVISION" means the Antitrust Division of the United States Department of Justice.

                  "AUDITED FINANCIAL STATEMENTS" shall have the meaning specified in Section 3.7.

                  "AUTHORITY" means any governmental, regulatory or administrative body, agency or authority, any court of judicial authority or any arbitrator, whether foreign, federal, state or local.

                  "BANKRUPTCY EXCEPTION" has the meaning specified in Section 3.3(a).

                  "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday, or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

                  "BUYER" means Keebler Foods Company, a Delaware corporation.

                  "CASH ESCROW AMOUNT" shall mean an amount equal to Five Million Dollars ($5,000,000), together with all interest and earnings thereon.

                  "CASH INDEMNIFICATION ESCROW AGREEMENT" shall mean the Cash Indemnification Escrow Agreement between Buyer and Seller in substantially the form of Exhibit A attached hereto.

                  "CAPITALIZED LEASE AMOUNT" shall mean the aggregate present value of all unpaid rental obligations of the Company (or its Subsidiaries) under the equipment leases for the Lake Bluff automated brownie line and the Louisville automated mint line as of the Closing Date, through the end of the current term of each such lease; such present value to be computed using a per annum discount rate of seven and one-half percent (7 1/2%).

                  "CLOSING" has the meaning specified in Section 2.3.

                  "CLOSING BALANCE SHEET" has the meaning specified in Section 2.2(d).

                  "CLOSING DATE" has the meaning specified in Section 2.3.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMON STOCK" means common stock of the Company, $0.01 par value, of the Company.

                  "COMPANY" means President International, Inc., a Delaware corporation.

                  "COMPANY SALE" has the meaning specified in Section 5.9.

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                  "COMPENSATION AND BENEFIT PLANS" shall have the meaning
specified in Section 3.15(a).

                  "COMPETING BUSINESS" shall have the meaning specified in
Section 3.18(a).

                  "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement dated July 24, 1998, by and among Buyer and Parent.

                  "CONTRACT" shall mean any agreement, contract, license, lease, sublease, binding arrangement or commitment, or other similar agreement.

                  "DEBT AMOUNT" shall mean all Indebtedness as of the Closing Date, and any accrued interest, prepayment penalties, fees, costs and other charges related thereto, but excluding all intercompany debt owed among the Company and its Subsidiaries, all obligations under interest rate swap arrangements and all Letter of Credit Obligations.

                  "EMPLOYEES" has the meaning specified in Section 3.15(a).

                  "ENCUMBRANCE" means any lien (statutory or other), claim, charge, security interest, mortgage, pledge, hypothecation, assignment, encumbrance, preference, priority, reversionary interest, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

                  "ENVIRONMENTAL LAW" shall mean all applicable federal, state or local statutes, regulations, rules, permits and orders of any Authority relating to the protection of human health and the environment, soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium existing as of the date hereof. Environmental Law shall include, but not be limited to, the following: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss.ss. 9601, et seq.) ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251, et seq.; the Clean Air Act, 42 U.S.C. ss. 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f-300j; and the state and local analogs thereto.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ESCROW AGENT" shall mean a bank of nationally recognized standing, whose principal office shall be in New York, New York (but who shall maintain the Cash Escrow Amount in an offshore account provided cash funds are available in New York, New York upon a draw made upon its New York, New York office), mutually acceptable to Seller and Buyer.

                  "ESTIMATED BALANCE SHEET" has the meaning specified in Section 2.2(b).

                  "EXPENSES" mean any and all reasonable expenses incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against

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hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

                  "FTC"  shall mean the Federal Trade Commission.

                  "GAAP" shall mean generally accepted accounting principles in the United States consistently applied and as in effect on December 27, 1997. More specifically, as relates to financial statements of the Company as of any date and for any period ending subsequent to December 27, 1997, GAAP shall exclude the effects of any changes in accounting principles otherwise required to be adopted subsequent to December 27, 1997 pursuant to new or existing standards, interpretations or other pronouncements promulgated by the Financial Accounting Standards Board, American Institute of CPA's, Securities and Exchange Commission, Emerging Issues Task Force or any committees thereof. With respect to the Closing Balance Sheet, GAAP shall have the same meaning as set forth above and shall be applied on the same basis as that utilized in preparation of the December 27, 1997 consolidated balance sheet of the Company as though the Closing Date were a normal fiscal year end date of the Company.

                  "GOVERNMENTAL PERMITS" have the meaning specified in Section 3.10.

                  "HAZARDOUS SUBSTANCE" shall mean any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, permit or Action; (ii) which is or has been identified as a hazardous waste, hazardous substance, pollutant or contaminant under any applicable Environmental Law, or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive, or otherwise hazardous and has been identified as regulated under any Environmental Law.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "INCOME TAX" means any federal, state or local income, alternative, minimum, franchise or other similar tax, duty, governmental charge or assessment imposed by or on behalf of any Authority that is based on or measured by income (including, interest and penalties on any of the foregoing).

                  "INDEBTEDNESS" means all indebtedness for borrowed money by the Company and its Subsidiaries calculated in accordance with GAAP, including
(i) prepayment penalties, fees, costs or charges payable in connection with the retirement of such indebtedness as of the Closing, and (ii) obligations evidenced by bonds, debentures, notes or similar instruments, but excluding obligations under capitalized or other leases regardless of how classified under GAAP or by the Company, and excluding all Letter of Credit Obligations (which shall be the responsibility of Buyer, including without limitation, the portion of the Company's senior debt facility related thereto).

                  "INDEMNIFICATION ESCROW AGREEMENTS" shall mean collectively the Cash Indemnification Escrow Agreement, Supplemental Letter of Credit Indemnification Escrow Agreement and the Tax Letter of Credit Indemnification Escrow Agreement.

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                  "INDEMNIFIED PARTY" shall have the meaning specified in
Section 8.3(b).

                  "INDEMNIFYING PARTY" shall have the meaning specified in
Section 8.3(a).

                  "INTELLECTUAL PROPERTY" shall have the meaning specified in
Section 3.11.

                  "INTERIM BALANCE SHEET" shall have the meaning specified in
Section 3.7 hereof.

                  "INTERIM FINANCIAL STATEMENTS" shall have the meaning specified in Section 3.7 hereof.

                  "IRS" shall mean the United States Internal Revenue Service.

                  "KNOWLEDGE OR KNOWN" with respect to any Person, shall mean the actual conscious awareness of such Person, and Knowledge or Known as to Seller shall mean such awareness of Eric H. Wen, Steven B. Woolf, William G. Bayers, Jerry Cavitt, Gerald V. DeFalco, Emmett E. Watson, Wendell Horner, Donald W. Davis, Jr., Mark Murphy and Forest Ralph.

                  "LABOR DISPUTES" shall have the meaning specified in Section 3.20(b).

                  "LAW" shall mean any law, rule, regulation, order, ordinance, requirement, treaty, statute or code or other binding action, requirement or ruling of an Authority, other than any Environmental Law.

                  "LEASED REAL PROPERTY" means those certain parcels of land more fully described on Schedule 3.12 to this Agreement under the heading "Leased Real Property."

                  "LETTER OF CREDIT BANK" shall mean a bank of nationally recognized standing with not less than an "A" rating having combined capital and surplus of not less than $300,000,000 and an office in New York, New York, mutually acceptable to Seller and Buyer.

                  "LETTER OF CREDIT OBLIGATIONS" shall mean all reimbursement obligations of the Company in respect of letters of credit issued in connection with distributor loans.

                  "LIABILITY" shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, known or unknown, secured or unsecured, accrued, fixed, absolute, contingent, and whether due or to become due.

                  "LICENSES" means all licenses, franchises, certifications, authorizations, approvals and permits issued or approved by any Authority and relating to the operation, ownership, development and maintenance of the Real Property or any part thereof, including elevator permits, machinery permits, business licenses, ingress and egress permits and the like.

                  "LOSSES" mean any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.


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                  "LTIP AMOUNT" shall mean all liabilities incurred in respect of the sale of the Shares under the Company's 1998 Long-Term Incentive Plan calculable as of the Closing Date.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on the assets, business (including current business and prospects for continuation of current business) or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

                  "MATERIAL CONTRACTS" has the meaning specified in Section 3.14(a).

                  "MULTIEMPLOYER PLAN" shall have the meaning specified in
Section 3.15(a).

                  "NET WORKING CAPITAL" shall mean all current assets of the Company and its Subsidiaries (excluding only cash and amounts owed to the Company or any Subsidiary from Parent, any Subsidiary or the Company), minus all current liabilities of the Company and its Subsidiaries (excluding amounts owed by the Company or any Subsidiary to any Subsidiary, the Company or Parent), in each case determined in accordance with GAAP, as further qualified by this definition. Current liabilities of the Company and its Subsidiaries shall not include any liability to the extent included in the Capitalized Lease Amount, the Debt Amount, the LTIP Amount or the Tax Amount. Current liabilities shall not include liabilities unknown to Seller or incurred out of the Ordinary Course of Business, the existence of either of which constitutes the breach of any representation or warranty contained in Article III whether or not giving effect to any qualification contained therein as to materiality, Knowledge or by reference to any Schedule. Current liabilities shall not include any reserves or accruals for environmental liabilities of any nature. All reserves and other accounts based on estimates shall be calculated in the same manner and shall be based upon similar types of information, as was used by the Company in the preparation of the Audited Financial Statements; provided that such calculation shall not include the effects of any reversal or dimunition of such reserves from those included in the June 27, 1998 balance sheet of the Company, except to the extent of actual charges incurred in the Ordinary Course of Business. Current assets and current liabilities shall include for purposes of the computation of Net Working Capital, (i) any accelerated bonus payments made by the Company at or immediately prior to Closing under the Company's Management Incentive Plan, and (ii) Taxes other than Income Taxes (but only to the extent historically included).

                  "NET WORKING CAPITAL DEFICIT" means the excess, if any, of (i)
(A) Thirty-Seven Million and One Hundred Thousand Dollars ($37,100,000), less
(B) the Swap Adjustment Amount, less (ii) the Net Working Capital as of the date of the Closing Balance Sheet.

                  "NET WORKING CAPITAL EXCESS" means the excess, if any, of (i) the Net Working Capital as of the date of the Closing Balance Sheet, less (ii)
(A) Thirty-Seven Million and One Hundred Thousand Dollars ($37,100,000), less
(B) the Swap Adjustment Amount.

                  "ORDER" shall mean any award, decision, injunction, judgment, decree, stipulation, settlement, order, filing, subpoena, consent or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any Authority against the Company or its Subsidiaries.

                  "ORDINARY COURSE OF BUSINESS" shall mean in the ordinary course of the Company's or any Subsidiary's business, in a manner consistent with its past practice or in a

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manner the Company believes is in the commercial best interests of the Company
(including without limitation with respect to the purchase, development and maintenance of inventory of a quantity and type to enable the Company and its Subsidiaries to fulfill their respective obligations under Contracts with Girl Scouts Councils in a full and timely manner).

                  "ORGANIZATIONAL DOCUMENTS" shall mean, collectively, a true, complete and correct copy of the Certificate of Incorporation (or comparable governing document) and Bylaws, each as amended to date, of a party as indicated herein.

                  "OWNED REAL PROPERTY" means those certain parcels of land more fully identified on Schedule 3.12 to this Agreement under the heading "Owned Real Property," together with all privileges and appurtenances thereto and all plants, buildings, structures, fixtures and improvements, together with all easements and rights-of-way granted to the Company and its Subsidiaries in connection therewith.

                  "PENSION PLAN" shall have the meaning specified in Section 3.15(a).

                  "PERMITTED ENCUMBRANCES" means (a) Encumbrances for Taxes and other governmental charges and assessments for the year 1998 which are not yet due and payable, (b) Encumbrances of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable, (c) other Encumbrances on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance and (d) all Encumbrances in favor of Chase Manhattan Bank, N.A., as agent for the Company's senior lenders.

                  "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Authority.

                  "PRELIMINARY CAPITALIZED LEASE AMOUNT" means the Capitalized Lease Amount as computed pursuant to Section 2.2(b).

                  "PRELIMINARY DEBT AMOUNT" means the Debt Amount as computed pursuant to Section 2.2(b).

                  "PRELIMINARY LTIP AMOUNT" means the LTIP Amount computed pursuant to Section 2.2(b).

                  "PRELIMINARY NET WORKING CAPITAL DEFICIT" means the excess, if any, of (i) (A) Thirty-Seven Million and One Hundred Thousand Dollars ($37,100,000), less (B) the Swap Adjustment Amount, less (ii) the Net Working Capital as reflected on the Estimated Balance Sheet.

                  "PRELIMINARY NET WORKING CAPITAL EXCESS" means the excess, if any, of (i) the Net Working Capital as reflected on the Estimated Balance Sheet, less (ii) (A) Thirty-Seven Million and One Hundred Thousand Dollars ($37,100,000), less (B) the Swap Adjustment Amount.

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                  "PRELIMINARY PURCHASE PRICE" shall have the meaning set forth in Section 2.2(c).

                  "PRELIMINARY TAX AMOUNT" means the Tax Amount as reflected on the Estimated Balance Sheet.

                  "PROPOSED FINAL PURCHASE PRICE" has the meaning specified in
Section 2.2(d).

                  "PURCHASE PRICE" has the meaning specified in Section 2.2(a).

                  "PURCHASE PRICE CERTIFICATE" has the meaning specified in
Section 2.2(d).

                  "REAL PROPERTY" means, collectively, the Owned Real Property and the Leased Real Property.

                  "SHARES" means all of the issued and outstanding shares of Common Stock.

                  "SUBSIDIARY" shall mean with respect to any Person, any corporation or other entity of which such Person has, directly or indirectly, ownership of securities or other interests having the power to elect a majority of such corporation's Board of Directors (or similar governing body), or otherwise having the power to direct the business and policies of that corporation, and with respect to the Company shall include the corporations listed on Schedule 3.1, but in no event shall include the Company's interests in the Shanghai and Tainjin joint ventures.

                  "SUPPLEMENTAL LETTER OF CREDIT" shall mean the irrevocable letter of credit issued by the Letter of Credit Bank and required to be delivered to the Escrow Agent pursuant to the Supplemental Letter of Credit Indemnification Escrow Agreement.

                  "SUPPLEMENTAL LETTER OF CREDIT ESCROW AMOUNT" shall mean Five Million Dollars ($5,000,000), as may be adjusted in accordance with Section 6.2(a).

                  "SUPPLEMENTAL LETTER OF CREDIT INDEMNIFICATION ESCROW AGREEMENT" shall mean the Supplemental Letter of Credit Indemnification Escrow Agreement substantially in the form of Exhibit B attached hereto.

                  "SWAP ADJUSTMENT AMOUNT" means the lesser of (i) $250,000, or
(ii) the sum of all fees, penalties, costs and expenses incurred by the Company in connection with the termination of the interest rate swap agreements as required pursuant to Section 5.12.

                  "TAX AMOUNT" means all obligations as of the Closing Date as accrued through such date of the Company and its Subsidiaries for Income Taxes for periods ending on or before the Closing Date after giving effect to all Tax write offs, benefits, deductions, credits and related Tax effects associated with any payments actually made on, before or simultaneously with the Closing, including without limitation, (i) the payment of accelerated bonuses by the Company at or immediately prior to Closing under the Company's Management Incentive Plan; (ii) all payments made by the Company in respect of the termination of interest rate swap agreements at or prior to Closing as required under Section 5.12; and (iii) the retirement of the Debt Amount.

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                  "TAX(ES)" shall mean all federal, state, local or foreign
income, capital gains, gross receipts, windfall or excess profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, goods and services, stamp, occupation, value added or other tax or customs duties, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                  "TAX LETTER OF CREDIT" shall mean the irrevocable letter of credit issued by the Letter of Credit Bank and required to be delivered to the Escrow Agent pursuant to the Tax Letter of Credit Indemnification Escrow Agreement.

                  "TAX LETTER OF CREDIT ESCROW AMOUNT" shall mean Five Million Dollars ($5,000,000).

                  "TAX LETTER OF CREDIT INDEMNIFICATION ESCROW AGREEMENT" shall mean the Tax Letter of Credit Indemnification Escrow Agreement between Buyer and Seller substantially in the form of Exhibit C attached hereto.

                  "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                  "TAX WITHHOLDING" shall have the meaning specified in Section 5.10.

                  "TRADE SECRETS" shall have the meaning specified in Section 3.11.

                  "WARN ACT" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

                  "WELFARE PLAN" shall have the meaning specified in Section 3.15(a).


                                   ARTICLE II.
                           PURCHASE AND SALE OF SHARES

                  SECTION 2.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties, covenants and agreements made by each party hereto, at the Closing, Parent shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Parent, the Shares, free and clear of any Encumbrances.

                  SECTION 2.2 PURCHASE PRICE.

                  (a) Consideration. In full consideration for the sale and purchase of the Shares, Buyer shall pay to Parent, in the manner set forth in this Section 2.2, subject to the adjustments set forth herein, an aggregate purchase price (the "Purchase Price") equal to Four Hundred Fifty Million Dollars ($450,000,000), plus (A) the Net Working Capital Excess, if any, or minus (B) the Net Working Capital Deficit, if any, as the case may be. The actual

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consideration to be paid to Parent shall be the Purchase Price less each of the
Debt Amount, the LTIP Amount, the Capitalized Lease Amount, and the Tax Amount.

                  (b) Preliminary Purchase Price. On each Tuesday commencing on September 22, 1998, the Company shall prepare and deliver to Buyer
(i) an unaudited consolidated balance sheet of the Company prepared in accordance with GAAP, estimated as of the Saturday prior to the Closing Date, pro forma as to, and giving effect for, any transactions or operations anticipated to occur subsequent to its preparation but on or before the Closing Date (the "Estimated Balance Sheet"), and (ii) a calculation of (A) Net Working Capital, (B) the Debt Amount, (C) the LTIP Amount, (D) the Capitalized Lease Amount, and (E) the Tax Amount; provided that the Company shall not be required to so deliver an Estimated Balance Sheet in the event the Company does not reasonably anticipate that Closing will occur the following week but in any event shall be required to deliver an Estimated Balance Sheet at least three (3) Business Days prior to the Closing Date.

                  (c) Payment of Preliminary Purchase Price. At the Closing, the Buyer shall deliver:

                           (i) to Parent by wire transfer of immediately available federal funds to an account designated by Parent, an aggregate amount equal to (A) Four Hundred Forty-Five Million Dollars ($445,000,000), minus (B) the Preliminary Net Working Capital Deficit (if any), plus (C) the Preliminary Net Working Capital Excess (if any), minus (D) the Preliminary Debt Amount, minus (E) the Preliminary LTIP Amount, minus (F) the Preliminary Capitalized Lease Amount, minus (G) the Preliminary Tax Amount; and

                           (ii) to the Escrow Agent, the Cash Escrow Amount to be held in an escrow account pursuant to the terms of the Cash Indemnification Escrow Agreement (the aggregate amount payable pursuant to this Section 2.1(c) is the "Preliminary Purchase Price").

                  (d)      Adjustment to Purchase Price. No later than thirty
(30) days after the Closing Date, Buyer shall prepare and deliver to Parent (i) an unaudited consolidated balance sheet of the Company as of the Saturday prior to the Closing Date prepared in accordance with GAAP, giving effect for any transactions or operations occurring on or before the Closing Date (the "Closing Balance Sheet"), (ii) a calculation of (A) Net Working Capital, (B) the Debt Amount, (C) the LTIP Amount, (D) the Capitalized Lease Amount and (E) the Tax Amount, in each case as of the Closing Date and (iii) a certificate (the "Purchase Price Certificate") setting forth a proposed final Purchase Price subject to the adjustments provided in Section 2.2(a) (the "Proposed Final Purchase Price") which shall be calculated as (A) Four Hundred Fifty Million Dollars ($450,000,000), minus (B) the Working Capital Deficit (if any), plus (C) the Net Working Capital Excess (if any), minus (D) the Debt Amount, minus (E) the LTIP Amount, minus (F) the Capitalized Lease Amount, minus (G) the Tax Amount. Buyer will furnish and cause the Company to furnish to Parent and its advisors access (and if requested, copies) of such documents, financial records, work papers, financial management personnel and other information as Parent may request that are available to or obtainable by Buyer or the Company and reasonably deemed relevant by Parent to the preparation of the Closing Balance Sheet and Purchase Price Certificate. If within thirty (30) days following delivery of the Closing Balance Sheet and the Purchase Price Certificate, Parent has not given Buyer written notice of its

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objection thereto (such notice must contain a statement of the basis of Parent's objection), then Parent shall be deemed to have accepted and agreed to the Closing Balance Sheet and the Purchase Price Certificate, and the Proposed Final Purchase Price shall be deemed to be the Purchase Price as required to be adjusted per Section 2.2(a). If Parent gives such notice of objection, then
Buyer and Parent shall cooperate with each other in an effort to come to an agreement on the matters which are in dispute. If such dispute cannot be resolved within thirty (30) days of Buyer's receipt of Parent's notice of objection, then the issues in dispute will be submitted to the Accountants for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Parent will each bear one-half (1/2) of the fees and expenses of the Accountants for such determination. The Final Purchase Price shall be deemed to be the final Purchase Price (subject to and as required to be adjusted pursuant to Section 2.2(a)) determined in accordance with this Section 2.2(d), whether by the failure of Parent to provide a notice of objection to the Proposed Final Purchase Price, by resolution of all disputes by Buyer and Parent or by determination of the Accountants.

                  (e) Post-Closing Payment. On the tenth (10th) Business Day following the final determination of the Closing Balance Sheet and the Purchase Price as provided hereinabove, if the Purchase Price as required to be adjusted per Section 2.2(a) (as determined in accordance with Section 2.2(d)) is greater than the Preliminary Purchase Price, Buyer will pay the difference to Parent, and if the Purchase Price as required to be adjusted per Section 2.2(a) (as determined in accordance with Section 2.2(d)) is less than the Preliminary Purchase Price, Parent will pay the difference to Buyer. Payment must be made in immediately available federal funds. Payment to Parent must be made in the manner set forth in Section 2.2(c)(i). Payment to Buyer must be made by wire transfer to such bank account as Buyer will specify. During the period from the Closing Date until payment of the Purchase Price as provided in this Section 2.2(e), Parent and Buyer shall each maintain available cash or account balances of at least $5,000,000 in a bank of nationally recognized standing whose principal office shall be in New York, New York (but Parent may maintain such balance in an offshore account provided the cash funds are available in New York, New York) and each shall provide the other with account statements or other documentation on a monthly basis evidencing compliance with this covenant.

                  SECTION 2.3 CLOSING. The closing of the purchase and sale of the Shares and the other transactions provided for herein to occur coincident therewith (the "Closing") shall occur on the Closing Date at the offices of Winston & Strawn, New York, New York, commencing at 10:00 a.m. Eastern Time, unless another date, time or place is mutually agreed to by Parent and Buyer. The "Closing Date" shall mean the later of (i) September 28, 1998 or (ii) the first Monday which is a Business Day subsequent to satisfaction or waiver of the closing condition set forth in Section 6.3 or such other date as Buyer and Parent may mutually agree in writing, in either case, upon which date the parties agree to effect the Closing.

                  SECTION 2.4 DELIVERIES BY SELLER. On the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer the following:

                  (a) a certificate or certificates evidencing all of the Shares, duly endorsed or accompanied by stock powers executed in blank;

                  (b) (i) the certificate of incorporation of the Company and each of its Subsidiaries certified by the Secretary of State of the State of Delaware as of a date subsequent to the date hereof and (ii) the by-laws of the Company certified by the Secretary or an Assistant Secretary of the Company as of the Closing Date;

                  (c) certificates of good standing for the Company from the State of Delaware and for each of its Subsidiaries in their respective jurisdictions of incorporation;

                  (d) (i) the memorandum of association of Parent certified by the appropriate governmental agency of the British Virgin Islands as of a date subsequent to the date hereof and (ii) the articles of association of Parent certified by the Secretary or an Assistant Secretary of Parent as of the Closing Date;

                  (e) certificate of good standing (or comparable equivalent) for Parent from its jurisdiction of incorporation to the extent such certificate is issuable by such jurisdiction;

                  (f) the legal opinion of Jones, Day, Reavis & Pogue, counsel for Parent and the Company, substantially in the proposed form attached hereto as Exhibit 2.4(f), and in respect of matters concerning the British Virgin Islands, the legal opinion of counsel qualified to practice law in such jurisdiction;

                  (g) a copies of the Cash Indemnification Escrow Agreement, Supplemental Letter of Credit Indemnification Escrow Agreement and Tax Letter of Credit Indemnification Escrow Agreement duly executed by Parent;

                  (h) copies of the resolutions of the Board of Directors of the Company and Parent authorizing the execution, delivery and performance of this Agreement and certificates of the Secretary or any Assistant Secretary of Parent and the Company, as the case may be, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect;

                  (i)      the resignations of all directors of the Company;

                  (j) pay off letters from the Company's lenders with respect to the Debt Amount in customary form reasonably satisfactory to Buyer;

                  (k) a copy of the Supplemental Letter of Credit and Tax Letter of Credit; and

                  (l) an executed indemnity side letter by President Enterprises Corp. for the benefit of Buyer indemnifying Buyer for any and all Tax Liabilities associated with the operation or disposition of the Shanghai and Tainjin joint ventures, and any payments owing to Buyer pursuant to Section 2.2(d), in the form attached hereto as Exhibit 2.4(l).

                  SECTION 2.5 DELIVERIES BY BUYER. On the Closing Date, Buyer shall deliver to Parent the following:

                  (a)      the Preliminary Purchase Price in accordance with
Section 2.2(c);

                  (b) the legal opinion of Winston & Strawn, special counsel for Buyer, substantially in the form attached hereto as Exhibit 2.5(b);

                  (c) the certificate of incorporation of Buyer certified by the Secretary of State of the State of Delaware as of a date subsequent to the date hereof;

                  (d) copies of the Cash Indemnification Escrow Agreement, Supplemental Letter of Credit Indemnification Escrow Agreement and Tax Letter of Credit Indemnification Escrow Agreement duly executed by Buyer; and

                  (e) copies of the resolutions of the Board of Directors and a certificate of the Secretary or an Assistant Secretary of Buyer dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect.


                                  ARTICLE III.
                        REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND THE COMPANY

                  As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, and in consideration of the covenants of Buyer contained herein, Parent and the Company, jointly and severally, represent and warrant to, and for the benefit of, Buyer as set forth hereinbelow. All references to the Company unless the context requires otherwise shall include the Company and each of its Subsidiaries and references to Seller include Parent, the Company and each of its Subsidiaries.

                  SECTION 3.1 CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as set forth on Schedule 3.1. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction, except for immaterial failures to be so qualified, licensed or in goodstanding. The Company has full corporate power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as it is now being conducted. The Company has delivered to Buyer a complete and correct copy of the Company's Organizational Documents.

                  SECTION 3.2 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of one thousand (1,000) shares of Common Stock, of which only the Shares are issued and outstanding. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no options, conversion rights, warrants, or other commitments by the Seller to issue additional shares of capital stock of the Company.

                  (b) None of the Shares are subject to preemptive rights or any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or other instruments outstanding or in effect giving any Person the right to acquire any shares of capital stock or other securities of the Company or any commitments of any character relating to the issued or unissued capital stock or other securities of the Company, which have not been waived.

                  (c) Schedule 3.2 sets forth the authorized capital stock, and shares issued and outstanding, of each Subsidiary of the Company, and indicates the ownership of such shares.

                  SECTION 3.3 AUTHORITY; CONFLICTS.

                  (a) Each of the Company and Parent has the corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each other agreement or certificate delivered pursuant hereto and to consummate the transactions contemplated in each such agreement. This Agreement and each other agreement or certificate delivered pursuant hereto has been duly authorized, executed and delivered by each of the Company and Parent and each such agreement constitutes or will constitute (assuming the valid authorization, execution and delivery of this Agreement and each other agreement or certificate delivered pursuant hereto by Buyer) the legal, valid and binding obligation of each of the Company and Parent enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy Exception").

                  (b) Assuming compliance with the HSR Act, neither the execution and delivery of this Agreement by Seller or the consummation of any of the transactions contemplated herein or in any other agreement or certificate delivered pursuant hereto, nor compliance with or fulfillment of the terms, conditions and provisions thereof, except as set forth on Schedule 3.3, will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default (or an event that with the passage of time will become a default), an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares or any of the assets of the Company, under (i) the Organizational Documents of either Parent or the Company, (ii) any Material Contract (as defined in Section 3.14), franchise or financial obligation to which Parent or the Company is a party or by which Parent or the Company is bound, (iii) any Order to which Parent or the Company is a party or by which Parent or the Company is bound or (iv) any Law by which Parent or the Company is bound.

                  SECTION 3.4 REGULATORY FILINGS; NO VIOLATIONS. Other than the filings and/or notices necessary to comply with the HSR Act, no notices, declarations, registrations, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits, expiration of any applicable waiting periods or authorizations required to be obtained by Seller or the Company (or any of its Subsidiaries) from, any Authority, in connection with the execution or delivery of this Agreement or any other agreement delivered in connection herewith by Seller, the performance by Seller of its obligations hereunder or thereunder or the consummation by Seller of the transactions contemplated hereby and thereby, other than notices, declarations, registrations, reports, other filings, consents, approvals, permits, expirations and authorizations that are immaterial.

                  SECTION 3.5 NO ACTIONS AGAINST SELLER. There is no Action pending or to Seller's Knowledge threatened, against Seller which questions or challenges the validity of this

Agreement, any other agreement delivered pursuant hereto or any action taken or proposed to be taken by the Seller pursuant hereto or thereto or in connection with the transactions contemplated hereby and thereby.

                  SECTION 3.6 OWNERSHIP OF SHARES. Parent owns the Shares free and clear of any Encumbrances and upon delivery of and payment by Buyer to Parent of the Purchase Price, Buyer will acquire the Shares free and clear of all Encumbrances.

                  SECTION 3.7 FINANCIAL STATEMENTS. The consolidated balance sheets of the Company as of the fiscal years ended December 28, 1996 and December 27, 1997 and the related consolidated income statements and statements of cash flow of the Company for the fiscal years ended on such dates (in each case audited by and accompanied by the report of Price Waterhouse LLP (n/k/a PricewaterhouseCoopers LLP) (collectively, the "Audited Financial Statements"), and the unaudited consolidated balance sheet as of June 27, 1998 (the "Interim Balance Sheet") and the income statement for the accounting period ending on such date (together with the Interim Balance Sheet, the "Interim Financial Statements"), copies of which are attached hereto as Schedule 3.7, were prepared from the books and records of the Company in accordance with GAAP as consistently applied by the Company and present fairly in all material respects the consolidated financial position and results of operations of the Company (a) in the case of the Audited Financial Statements, as of and for the accounting periods ended on December 28, 1996 and December 27, 1997, respectively, and (b) in the case of the Interim Financial Statements, as of June 27, 1998 and for the period ended on such date, except that the Interim Financial Statements have been prepared using practices customarily followed in the preparation of interim financial statements by the Company and exclude a statement of cash flows and informative disclosures customarily required in notes to the financial statements.

                  SECTION 3.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in
Schedule 3.8, since the date of the Interim Financial Statements through the date of this Agreement, the Company has conducted its business only in, and has not engaged in any transaction other than according to, the Ordinary Course of Business, or if not in the Ordinary Course of Business, not reasonably likely to have a Material Adverse Effect. In addition, except as set forth in Schedule 3.8, there has not been any:

                  (a) (i) change in the authorized or issued capital stock of the Company; (ii) grant of any stock option, warrant, subscription, calls or other right to purchase shares of capital stock of the Company; (iii) issuance of any security convertible into the capital stock of the Company; (iv) grant of any registration rights in respect of the capital stock of the Company; (v) reclassification, combination, split, subdivision, purchase, redemption, retirement, issuance, sale, or any other acquisition or disposition, directly or indirectly, by the Company of any shares of the capital stock of the Company;
(vi) any amendment of any material terms of any outstanding security of the Company; or (vii) sale or pledge of any stock or other equity interests owned by the Company;

                  (b) amendment or other change to the Company's Organizational Documents;

                  (c) (i) increase by the Company in the agreement of any bonus, salary or other compensation payable to any officer or employee of the Company, other than increases in the Ordinary Course of Business; (ii) entry into any employment, consulting, termination, settlement, severance or similar Contracts with any existing or former officer or employee of the Company or the payment of any severance or termination pay to such Person, other than as required by existing contractual obligations described on Schedule 3.8(c); (iii) adoption or amendment in any material respect of, or material increase or acceleration in the payments to or benefits under, any profit sharing, bonus, thrift, stock option, deferred compensation, savings, insurance, restricted stock, pension, retirement, or other employee benefit plan for or with any officer or employee of the Company; or (iv) establishment or adoption of, or material amendment to, any collective bargaining agreement;

                  (d) (i) sale or lease (except for sales or disposition of inventory or sale or lease of other property in the Ordinary Course of Business), alteration, or other disposition of, or write down in excess of $250,000 of the book value of (except under accounting practices and principles applied for amortization and depreciation thereof for the period ending the date of the Audited Financial Statements), any asset of the Company, except to the extent replaced by a comparable asset; (ii) mortgage, pledge or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any asset of the Company; (iii) sale, lease or other disposition of, or termination, lapse or other expiration of the rights to the use of, any of the Intellectual Property; or (iv) entry into any transaction, arrangement, agreement or understanding between the Company, Parent or any officer, director or shareholder thereof other than the payment of cash dividends in accordance with Section 5.6(b)(iii) or in connection with the distribution of the Company's interests in the Shanghai and Tainjin joint ventures;

                  (e) (i) acquisition (including by merger, consolidation or acquisition of stock or assets) by the Company of any Person or any division thereof or portion of the assets thereof (other than the repurchase of routes in the Ordinary Course of Business); (ii) liquidation, dissolution or winding up of the Company; or (iii) organization of any new Subsidiary;

                  (f) entry into, amendment to, termination of, or receipt of notice of termination of any Contract involving the commitment of the Company involving a total remaining commitment by the Company of at least $250,000;

                  (g) settlement or compromise of any Action, other than such Actions in which the amount paid in settlement or compromise, including the cost to the Company of complying with any provision of such settlement or compromise other than cash payments, does not exceed $100,000, in excess of any amount covered by insurance;

                  (h) material change in the accounting practices, methods or principles used by the Company;

                  (i) effectuation of (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the business of the Company or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facilities of the business of the Company, except, in either case, after fully complying with the notice and other requirements of the WARN Act; and

                  (j) agreement (whether written or oral and express or implied) by the Company to do any of the foregoing.

                  SECTION 3.9 TAXES.

                  (a)      Except as provided in Schedule 3.9:

                           (i) The Company has timely filed (or prior to Closing will timely file) all Tax Returns that it is required to file on or before the Closing Date in all jurisdictions in which it is required to file Tax Returns. All such returns were prepared in accordance with applicable Laws, and are true, correct, and complete in all material respects. All Taxes, as due and payable in respect of such Tax Returns have been paid, and there is no current liability for any Taxes due in connection with any such returns. As of the Closing Date, all material Taxes not yet due and payable have been fully accrued on the books of the Company and adequate reserves have been established for Taxes. There are no unpaid assessments for additional Taxes for any period . All federal and state income Tax Returns filed by the Company for the past three years have been provided to the Buyer;

                           (ii) The Company has not been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes within the last four (4) years other than the consolidated group that includes the Company and its Subsidiaries;

                           (iii) the Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes;

                           (iv) Except for failures that are immaterial, the Company has (A) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (B) paid all employer contributions and premiums; and
         (C) filed all federal, state, local, and foreign returns and reports required with respect to employee income Tax withholding, social security unemployment Taxes and premiums;

                           (v) The federal income Tax Returns of the Company have been examined by the IRS, or have been closed by the applicable statute of limitations, for all periods through 1994; no deficiencies or reassessments of any Taxes have been proposed, asserted or assessed against the Company by any federal, state, local or foreign taxing authority which remain outstanding;

                           (vi) The Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, that remains outstanding or in force and no power of attorney granted by the Company with respect to any Taxes is currently in force;

                           (vii) No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company and no additional issues has been asserted in writing against the Company in connection with any existing audits of the Company;

                           (viii) The Company has not entered into any closing agreement with the IRS or any other agreement with any taxing Authority relating to Taxes which affects any taxable year ending after the Closing Date;

                           (ix) The Company has not agreed to and it is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing date. The Company has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date;

                           (x) The Company is not a party to any tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits that will be in effect with respect to the Company after the Closing Date for which the Company will have any liability after the Closing Date;

                           (xi) The Company is not a foreign person within the meaning of Code section 1445;

                           (xii) The Company has not consented to the application of Code section 341(f);

                           (xiii) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company, that individually or collectively, could give rise to the payment of the Company of any amount that would not be deductible by reason Code section 280G;

                           (xiv) No asset of the Company is tax-exempt use property under Code section 168(h);

                           (xv) No portion of the cost of any asset of the Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code section 103(a) that are currently outstanding.

                           (xvi) The Company does not have and has not had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country; and

                           (xvii) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the safe harbor lease provision.

                  SECTION 3.10 GOVERNMENTAL PERMITS. The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from any Authority that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as conducted immediately prior to the date of this

Agreement (herein collectively called "Governmental Permits"), except for such Governmental Permits which are immaterial.

                  SECTION 3.11 INTELLECTUAL PROPERTY. Schedule 3.11 sets forth
(a) a true and complete list of each patent and each patent application therefor which has been issued to or is held by the Company or any of its Subsidiaries,
(b) a true and accurate identification of each United States federal and foreign registered and material unregistered trademark, service mark, trade name, and slogan, and each registration and application for any of the foregoing issued to or held or used by the Company or any of its Subsidiaries, (c) a true and complete list of each registered copyright, and each registration and application for any of the foregoing, issued to or held by the Company or any of its Subsidiaries, and (d) a true and complete list of all Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound either as licensee or licensor relating to any item of intellectual property described in clauses (a) through (c) above that is material to the business of the Company and its Subsidiaries (collectively, together with all trade secrets and proprietary technology, designs, know-how and processes owned by the Company or any of its Subsidiaries ("Trade Secrets"), being referred to as the "Intellectual Property"). The consummation of the transactions contemplated herein will not impair the rights of the Company and its Subsidiaries to any item of the Intellectual property. Except as indicated in Schedule 3.11:

                  (a) the Company or a Subsidiary of the Company is the owner of all right, title and interest in and to each item of Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances or is a licensee of the Intellectual Property pursuant to a license agreement that is a valid and binding obligation of the parties thereto enforceable in accordance with its terms, except where the lack of ownership or the existence of Encumbrance would be immaterial;

                  (b) all patents, copyrights, trademarks, service marks and other state and federal registrations and all applications therefor listed in Schedule 3.11 are valid and in full force and effect in each of the listed jurisdictions, except where invalidity would be immaterial;

                  (c) there are no pending or threatened Actions concerning any item of the Intellectual Property material to the business of the Company and its Subsidiaries, and no such action, proceeding, dispute or disagreement has been threatened in writing;

                  (d) to the Knowledge of the Company, the use or other exploitation of each item of the Intellectual Property, either alone or in any combination used or useful in the business of the Company or any of its Subsidiaries does not conflict with, infringe upon or violate any patent, copyright, trademark, trade secret or other proprietary right of any other Person;

                  (e) with respect to each Trade Secret comprising a part of the Intellectual Property, such Trade Secret is valid and protectable, except where its invalidity or unprotectability would be immaterial;

                  (f) to the Knowledge of the Company, no copying or reproduction of any material copyrighted in the name of the Company or any Subsidiary of the Company has occurred or been allowed that would materially diminish the value thereof, or limit the ability of the Company or a Subsidiary of the Company to enforce its rights thereto;

                  (g)      the trademark registrations set forth in Schedule
3.11 to the Knowledge of the Seller are not being infringed by others, except where such infringement is not material or the Company has taken commercially reasonable action in respect of such infringement;

                  (h) the Company or one of its Subsidiaries has been assigned and owns or has obtained licenses for any Intellectual Property that was developed by any third-party contractor of, or consultant to, the Company or such Subsidiary, except where the failure to obtain such assignment or license would be immaterial.

                  SECTION 3.12 REAL PROPERTY.

                  (a) A list of all Real Property of the Company other than immaterial Real Property with an aggregate fair market value of less than $250,000 is set forth on Schedule 3.12(a) under the headings "Owned Real Property" and "Leased Real Property." Except for the Leased Real Property listed on Schedule 3.12(a), the Company owns, and has good title to, all of the Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. To the Seller's Knowledge, except as set forth on Schedule 3.12(a), the use and operation of the Real Property does not violate any instrument of record or agreement or order of any Authority affecting or relating to the Real Property, or any building, zoning, subdivision or other land use or similar Law affecting the Real Property.

                  (b) The plants, buildings, structures, fixtures and improvements which are a part of the Real Property are generally in good operating condition and repair, consistent with industry practices, normal wear and tear excepted, taking into account age and usage and are generally adequate for the uses to which they are being put.

                  (c) There is no existing or pending, or, to the Seller's Knowledge, contemplated, threatened or anticipated (i) condemnation of any part of the Real Property, except as provided on Schedule 3.12(c), (ii) special tax or assessment to be levied against the Real Property, or (iii) change in the zoning classification of the Real Property.

                  SECTION 3.13 LITIGATION. Except as set forth in Schedule 3.13, there are no (i) Actions, or (ii) Orders by which the Company or any of its assets, properties or business are bound, other than immaterial Actions or Orders, pending, or to the Seller's Knowledge, threatened against the Company or any of its assets, properties or businesses.

                  SECTION 3.14 CONTRACTS.

                  (a) Schedule 3.14(a) contains (A) a true and complete list of each Contract to which the Company is party or by which it or any of its properties or assets are bound (or as the case may be a summary of any binding arrangement or commitment involving the Company), which (i) is an employment contract, or material consulting agreement; (ii) is an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money in excess of $250,000 by the Company or the guaranty of any obligation for the borrowing of money in excess of $250,000 by the Company;
(iii) imposes any Encumbrance (other than Permitted Encumbrances); (iv) has a remaining term as of the date hereof of over one year in length of obligation on the part of the Company and involves the receipt or payment by the Company of more than $250,000, except for agreements with suppliers or customers entered into in the Ordinary Course of Business; (v) is a co-pack agreement; (vi) is an agreement with one or more Girl Scouts Councils or any representative or agent thereof; or (vii) has been entered into with an officer, director of affiliate of the Company or Parent, and (B) a true and correct list of not less than 95% of all broker distribution, franchise and distributor agreements (and the remainder are of the same quality and tenor) to which the Company is a party or by which it or any of its properties or assets are bound (collectively, the "Material Contracts").

                  (b) Except as set forth in Schedule 3.14(b), the Company is not a party to or bound by any Contract:

                           (i) prohibiting or limiting the ability of the Company to (A) engage in any line of business, (B) compete with any Person or (C) carry on or expand the nature or geographical scope of the business of the Company anywhere in the world;

                           (ii) providing for the acquisition or disposition after the date of this Agreement of any portion of the business or assets (except for sales of inventory or other disposition of property or assets in the Ordinary Course of Business) of the Company;

                           (iii) relating to product warranties, guaranties, and/or other similar undertakings with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

                           (iv) involving the grant by the Company to any Person of any right of first refusal to purchase any rights, assets or property of the Company;

                           (v) to or with any labor union or other employee representative of a group of employees relating to wages, hours, and any other conditions of employment; or


                           (vi) which, in the case of broker Contracts, may not be terminated by the Company at will or without penalty, subject to current obligations thereunder and state law restrictions.

                  (c) Except as set forth in Schedule 3.14(c), (i) each Material Contract is a valid and binding obligation of the Company, and to the Seller's Knowledge, of each of the other parties thereto, and is enforceable against each party in accordance with its terms, except for the Bankruptcy Exception, (ii) the Company is not in violation or breach of, or in default under, any Material Contract and, to the Seller's Knowledge, no other party to any Material Contract is in violation or breach thereof, or in default thereunder, other than immaterial breaches or defaults, and (iii) to the Seller's Knowledge, other than the transactions contemplated by this Agreement and except for or by reason of violations, breaches or defaults referred to in clause (ii) above, no event has occurred that, with the passage of time or the giving of notice or both, would permit the unilateral modification, acceleration or termination of any Material Contract.

                  SECTION 3.15 EMPLOYEE BENEFITS; ERISA.

                  (a) Except as set forth in Schedule 3.15(a), the Company (including, for purposes of this Section 3.15, its Subsidiaries), either directly or indirectly through any other Person or entity, has not sponsored, established, maintained, contributed to or become obligated under any "Compensation and Benefit Plan" (as defined herein) on behalf of any current or former employee of the Company (the "Employees"). The term "Compensation and Benefit Plan" includes any pension, retirement, savings, profit-sharing, deferred compensation, stock purchase, stock option, bonus (including without limitation any stay or retention bonuses), incentive, disability, medical, dental, health, vacation pay, severance pay or benefit commitment, life, death benefit, group insurance, collective bargaining or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, any pension plan as defined in ERISA Section 3(2) ("Pension Plan"), any welfare plan as defined in ERISA Section 3(1) ("Welfare Plan"), and any multiemployer plan as defined under ERISA Sections 3(37) and 4001 ("Multiemployer Plan")) and any other compensation arrangement, other than for current compensation, whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide a benefit to any Employee, and to which the Company is a party or is bound, either (i) at any time since December 31, 1992, or (ii) if prior to that date, with respect to which the Company has any liability (whether or not it still maintains such plan, trust, arrangement, contract, agreement, policy or commitment).

                  (b) With respect to each Compensation and Benefit Plan listed on Schedule 3.15(a), Seller has provided or made available to Buyer current, accurate and complete copies of (i) all material plan documents, amendments, trust agreements, insurance contracts and other written materials describing the substantive terms, conditions, benefits, rights and features of such Compensation and Benefit Plan, and (ii) the most recent Form 5500 (with schedules), actuarial valuation (for each defined benefit pension plan), and audited financial statements (to the extent required by law to be prepared).

                  (c) Each Pension Plan that is intended to be qualified under Code Section 401(a) (as amended by the Tax Reform Act of 1986) and subsequent relevant legislation) has received a favorable determination letter from the IRS for "TRA '86" (within the meaning of Revenue Procedure 93-39) stating that the Pension Plan satisfies applicable requirements of the Code and that the trust associated with the Pension Plan is tax-exempt under Code Section 501(a), or applications for such determination letters have been timely filed with the IRS in accordance with IRS procedures. To the best of Seller's Knowledge, no facts exist that could reasonably be expected to affect adversely the tax-qualified status of any Pension Plan that has received a favorable determination letter of the IRS or to otherwise cause the revocation of any such letter. Seller has provided or made available to Buyer a copy of the most current favorable determination letter issued by the IRS as to each Compensation and Benefit Plan that is intended to constitute a tax-qualified retirement plan.

                  (d) Notwithstanding the standards of compliance set forth on Schedule 3.16, each Compensation and Benefit Plans provided on Schedule 3.15(a) conforms to, and has been maintained, administered and operated in substantial compliance with its terms and applicable Laws (including, without limitation, the substantive and procedural requirements of ERISA and the Code). In addition, no act or omission has occurred nor condition or fact exists, as of the Closing with respect to the Compensation and Benefit Plans that could have any Material Adverse Effect on the Company (either directly or by reason of its affiliation with any member of its "controlled group" within the meaning of Code Sections 414(b), (c), (m) and
(o)) or Buyer, or any Compensation and Benefit Plan participant, beneficiary or alternate payee, or in a lien upon the Company.

                  (e) All contributions required to be made under applicable Law or under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on the Company's financial statements. Neither any Pension Plan, nor the pension plan of any member of the Company's "controlled group" (within the meaning of ERISA Section 4001(a)(14)) (such controlled group member being referred to in this subsection (e) as an "ERISA Affiliate" and such pension plan being referred to in this subsection (e) as an "ERISA Affiliate Plan"), other than any multiemployer plan not maintained by the Company or any ERISA Affiliate and that is contained in or contributed to pursuant to a collective bargaining agreement, has an "accumulated funding deficiency" (whether or not waived) within the meaning of Code Section 412 and ERISA Section 302, and all required payments with respect to each such Pension Plan or ERISA Affiliate Plan have been made on or before the respective due dates for such payments.

                  (f) Except as set forth in Schedule 3.15(f), the Company has not at any time contributed, nor been obligated to contribute, to any Multiemployer Plan with respect to any Employee. With respect to any Multiemployer Plan listed in Scheduled 3.15(f), (i) neither the Company nor any member of its controlled group (within the meaning of Code Sections 414(b), (c), (m) and (o)) has incurred any withdrawal Liability under Title IV of ERISA for which the Company is liable; (ii) the Company has not received written notification from the trustees or other administrator of the Multiemployer Plan that such Multiemployer Plan is in reorganization or insolvent (within the meaning of ERISA Sections 4241 and 4245, respectively), and the Company has not taken any action or failed to take any action that was not in substantial compliance with the provisions of a Multiemployer Plan, collective bargaining agreement, ERISA, the Code or any applicable Law.

                  (g) Except as set forth in Schedule 3.15(g), the Company has no obligation to provide retiree health and life insurance or other retiree benefit (including, without limitation, retiree death benefits) under any Compensation and Benefit Plan with respect to any Employee, except as mandated under Code Section 4980B. Except to the extent set forth in Schedule 3.15(g), any retiree health benefit at all times has been, by its terms and administration, secondary to benefits provided under the Medicare program. To the extent that retiree health and/or life insurance benefits were at any time reduced or eliminated by the Company, such reduction or elimination complied with then-applicable plan documents and Law, and no claim or threat of claim has at any time been made by any Employee (or by a dependent of any such Employee) for retiree health and/or life insurance benefits that are no longer available.

                  (h) Except as set forth in Schedule 3.15(h), with respect to any Compensation and Benefit Plan, (i) no "reportable event" within the meaning of ERISA Section 4043) has occurred, (ii) to the best of Seller's Knowledge no "prohibited transaction" (within the meaning of Code section 4975(c)) has occurred, and (iii) no breach of "fiduciary duty (within the meaning of ERISA Section 404) has occurred.

                  (i) Except as set forth in Schedule 3.15(i), to the Seller's Knowledge, no Action (other than routine claims for benefits) to, or by, any Person or governmental entity have been filed, are pending or threatened, and no facts or contemplated events exist that reasonably could be expected to give rise to any such Action (other than a routine claim for benefits) with respect to any Compensation and Benefit Plan.

                  (j) Seller has no Liabilities for any accrued but unused paid-time off (including without limitation vacation pay, holiday pay, short-term disability pay and sick pay) for any period prior to the twelve (12) month period preceding the Closing Date.

                  (k) Except as set forth in Schedule 3.15(k), Seller does not maintain, nor does it have any Liability for, any severance pay plans, policies, arrangements or programs (including individual severance arrangements).

                  (l) Seller does not maintain, nor does it have any Liability for, any nonqualified deferred compensation arrangements, "top hat" plans (within the meaning of Department of Labor Regulation Section 2520.104-23), supplemental executive retirement plan, or stock-based or equity-based plans.

                  (m) Except as set forth in Schedule 3.15(m), the consummation of the transaction contemplated hereunder would not (i) entitle any Employee to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                  SECTION 3.16 COMPLIANCE WITH LAWS. Except as set forth in
Schedule 3.16, and except with respect to any Environmental Law and except for immaterial matters:

                  (a) The Company is in compliance with each Law that is or was applicable to it or to the conduct or operation of the business of the Company or the ownership or use of any of its assets;

                  (b) To the Seller's Knowledge, no investigation or review by any Authority with respect to the Company or any of its businesses, facilities, operations, agreements or products is pending or threatened, nor has any Authority indicated an intention to conduct the same;

                  (c) During the twenty-four (24) months preceding the date hereof, the Company has not received any notice or written communication alleging any noncompliance by the Company with any Law, Order or approval that has not been cured or otherwise resolved, and the Company is not subject to any unpaid fine or any continuing sanction for any such noncompliance;

                  (d) The Company is not in violation of or in default under, and to the Seller's Knowledge, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any Order; and

                  (e) The Company has not received any notice, citation, claim, assessment or proposed assessment as to or alleging any violation of any federal, state or local occupational safety and health Laws relating to its business nor to the Company's Knowledge has the

Company been subject to any investigation relating to its business by any occupational safety and health Authority within the twenty-four (24) months preceding the date hereof.

                  SECTION 3.17 INSURANCE. Schedule 3.17 contains a true, complete and current list of (i) all material insurance policies currently insuring the property, assets or business Liabilities of the Company and all bonds required to be maintained with respect to the operation of its business, and (ii) any agreements, arrangements or commitments by or relating to the Company under which the Company indemnifies any other Person or is required to carry insurance for the benefit of any other Person, except for indemnity agreements with customers or lessees in the Ordinary Course of Business. Such policies and bonds are in full force and effect, no notice of cancellation or termination has been received with respect to any such policy, and the Company has complied in all material respects with such policies and bonds.

                  SECTION 3.18 INTERESTS OF RELATED PERSONS. Except as set forth in Schedule 3.18:

                  (a) Neither Parent, any director or officer of Seller or any affiliate of Seller (i) has any interest in any property, real or personal, tangible or intangible, of the Company, (ii) to the Seller's Knowledge, has any cause of action or other claim whatsoever against the Company or its assets or properties, (iii) other than for travel, meals and similar reimbursable expenses, owes any amount to, or is owed any amount by, the Company or (iv) other than Parent owns, directly or indirectly, any debt, equity or other interest or investment in any Person that has (x) had business dealings or a material financial interest in any transaction with the Company (other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms), or (y) engaged in competition with the Company with respect to the business of the Company or any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company (except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market).

                  (b) There are no Contracts, indebtedness, arrangements, understandings, obligations or other rights or obligations in effect between the Company, on the one hand, and any director, officer, stockholder or other affiliate of Parent or the Company, on the other hand, other than employment relationships.

                  (c) There will be as of Closing no obligations of the Company outstanding or accruing in connection with the distribution of the Company's interests in the Shanghai and Tainjin joint ventures to Parent.

                  SECTION 3.19 ENVIRONMENTAL MATTERS. Except as disclosed on
Schedule 3.19,

                  (a) The Company, and the operation of its business, is in substantial compliance with all applicable Environmental Laws and, in addition, the Company has not received during the preceding thirty-six (36) months or, to the Company's Knowledge, prior to that time any written notice, demand, or claim that it may be in violation of or liable under any Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, notice of violation, notice of investigation, or proceeding pending relating to the property or business of the Company, or to the Company's Knowledge, threatened against the business or property of the Company or relating to any formerly-owned properties for which the Company has retained or assumed liability either contractually or by operation of law, relating in any way to Environmental Laws. The Company has no material Liability for any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

                  (b) The Company possesses all permits, licenses, authorizations, and approvals required under Environmental Law ("Environmental Permits") to operate its business in substantial compliance with such Environmental Laws and all such Environmental Permits are currently maintained in full force and effect. The Company has received no written notice or other written communication and has no Knowledge of any facts or circumstances that any such Environmental Permits may be suspended, revoked, or modified by any Authority. Schedule 3.19(b) contains a true and complete listing of all material Environmental Permits.

                  (c) The Company has not, nor to the Knowledge of the Company has any other person, placed, stored, buried, released, dumped or disposed of any Hazardous Substances in quantities requiring investigation or cleanup, or otherwise in a manner that could form the basis of liability under Environmental Laws, on the properties owned or operated by the Company or to the Company's Knowledge, at any formerly-owned properties for which the Company has retained or assumed liability either contractually or by operation of law, or at any offsite storage, treatment or disposal facility, except for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business (which inventories and wastes, if any, were stored or disposed of in accordance with Environmental Laws and in a manner such that there was no material release of any such substances into the environment) and the Company has received no request for information nor any notice of potential liability from any Authority or individual with respect to Hazardous Substances or contamination at any such properties. No cleanup has occurred at any property owned or operated by the Company that could reasonably be expected to result in the assertion or creation of a lien on such property by any Authority with respect thereto, nor has any such assertion of a lien been made by any Authority.

                  (d) Except as set forth on Schedule 3.19, to the Company's Knowledge there is not at, on or in any property owned or operated by the Company (i) any friable asbestos-containing material or (ii) any poly-chlorinated biphenyls which, with respect to either (i) or (ii) are present in concentrations that would impose regulatory obligations on the Company that requires under Law corrective or cleanup action.

                  (e) Except as set forth on Schedule 3.19, there are no underground storage tanks or regulated surface impoundments at, on or in any property owned or operated by the Company, including to the Seller's Knowledge, any former property of the Company for which the Company has retained or assumed liability either contractually or by operation of law.

                  (f) The Seller and the Company have provided Buyer copies of all environmental reports, studies, assessments, and sampling data within its possession that have been issued in the past three (3) years relating to the Company or any of its current or former properties or operations.

                  SECTION 3.20 LABOR MATTERS. As of the date hereof and during the prior twenty-four (24) months, except as set forth in Schedule 3.20:

                  (a) The Company has not been a party to, or bound by, any collective bargaining agreement or other labor Contract nor is any collective bargaining agreement or other labor Contract currently being negotiated, nor are there any activities or proceedings of any labor union or labor organization to organize any of the employees of the Company.

                  (b) There has not been, there is not presently pending or existing, and there is not threatened any strike, slowdown, picketing, work stoppage, material labor difficulty, labor arbitration or other proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Authority, organizational activity or other material labor dispute against or affecting the Company or its premises (collectively, "Labor Disputes"), and no application for certification of a collective bargaining agent is pending or, to the Company's Knowledge, is threatened.

                  SECTION 3.21 ASSETS USED IN THE CONDUCT OF THE BUSINESS. Except for assets disposed of in the Ordinary Course of Business and except as set forth on Schedule 3.21(a), the Company, or as the case may be, the Company's Subsidiaries, have good and marketable title to each item of equipment and other property reflected in the Interim Financial Statements, free and clear of all Encumbrances, except for Permitted Encumbrances. The assets of the Company as of the date hereof are sufficient for the conduct of the business of the Company as conducted on the date hereof. All of the assets reflected in the Interim Financial Statements are generally in good operating condition and repair, consistent with industry practices, normal wear and tear excepted, taking into account age and usage, and are generally adequate for the uses to which they are being put. Attached hereto as Schedule 3.21(b) are certifications or other undertakings from certain software vendors to the Company in respect of software licensed by the Company regarding the ability of such software to process date data between the 20th and 21st centuries, and such certifications and undertakings have not been amended or withdrawn.

                  SECTION 3.22 BANK ACCOUNTS. Schedule 3.22 contains a true, correct and complete schedule setting forth the name of every bank in which the Company or any Subsidiary has one or more accounts, savings or other certificates, or safe deposit boxes; the names of every Person authorized to draw on such accounts, redeem such certificates or have access to such boxes; and the principal terms of such certificates and the contents of such boxes.

                  SECTION 3.23 NO BROKERS. Except as set forth in Schedule 3.23, neither the Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                  SECTION 3.24 GIRL SCOUT RELATIONSHIP. To the Company's and Parent's Knowledge, there is no fact, circumstance, information, development or event in existence which could result in an adverse change other than an immaterial adverse change in the Company's current or prospective relationship with the Girl Scouts of America relating to the sale of cookies thereto or the Contract entered in connection therewith. Schedule 3.24 sets forth the current Girl Scouts production schedule through December 31, 1998.

                  SECTION 3.25 PARENT OPERATIONS. Except as disclosed on
Schedule 3.25, there are no operations, offices, employees, assets or Liabilities of Parent associated with the Company's Los Angeles office.

                  SECTION 3.26 GRANNY GOOSE RELATIONSHIP. The Company is currently distributing certain of its products through the Granny Goose distribution network. Other than fulfilling current orders for product, the Company has no contractual commitment to continue such distribution arrangement.

                  SECTION 3.27 CERTAIN LIABILITIES. As of June 27, 1998, neither the Company nor any Subsidiary of the Company had any Liability with respect to its business of any nature of the type required to be reflected on a balance sheet prepared in accordance with GAAP using practices customarily followed in preparation of interim financial statements of the Company (inclusive without limitation of the practice of not preparing footnotes) which was not fully disclosed, reflected or reserved against in the Interim Financial Statements including, without limitation, such Liabilities arising in connection with any distribution agreement (although excluding any obligations under leases, capitalized or otherwise); and, except for Liabilities which have been incurred since such date in the Ordinary Course of Business, the Company has not incurred any such Liability except as disclosed on Schedule 3.8 or as would be included in the Debt Amount or the LTIP Amount, or in respect of leases, capitalized or otherwise with obligations in excess of $250,000 in the aggregate. At the Closing Date neither the Company nor any Subsidiary of the Company will have any Indebtedness other than the Debt Amount and intercompany debt owned among the Company and its Subsidiaries.


                                   ARTICLE IV.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, and in consideration of the covenants of Seller contained herein, Buyer hereby represents and warrants to the Seller as follows:

                  SECTION 4.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and corporate authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as it is now being conducted.

                  SECTION 4.2 AUTHORITY OF BUYER; CONFLICTS.

                  (a) Buyer has the corporate power and authority to execute, deliver and perform this Agreement and each other agreement or certificate delivered pursuant hereto and to consummate the transactions contemplated in each such agreement. This Agreement and each other agreement or certificate delivered pursuant hereto by Buyer has been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its shareholders. This Agreement and each other agreement or certificate delivered pursuant hereto has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement and each other agreement or certificate delivered pursuant hereto by Seller) each such agreement is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, subject to the Bankruptcy Exception.

                  (b) Neither the execution and delivery of this Agreement each other agreement or certificate delivered herewith by Buyer or the consummation of any of the transactions contemplated hereby and thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof and thereof will:

                           (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Organizational Documents of Buyer, (B) any material note, instrument, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Order to which Buyer is a party or by which it is bound or (D) any Law by which Buyer is bound, or

                           (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except for (A) in connection, or in compliance, with the provisions of the HSR Act, and (B) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                  SECTION 4.3 NO PROCEEDING. There is no Action pending or, to the Knowledge of Buyer, threatened that questions the legality or propriety of the transactions contemplated by this Agreement.

                  SECTION 4.4 NO FINDERS OR BROKERS. Except as set forth in
Schedule 4.4, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                  SECTION 4.5 FINANCIAL ABILITY. Buyer has ready access to sufficient funds or has received written commitments from responsible financial institutions to provide sufficient funds on the Closing Date to pay the Preliminary Purchase Price.

                  SECTION 4.6 INVESTMENT INTENT. Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities Laws.

                                   ARTICLE V.
                        ACTIONS PRIOR TO THE CLOSING DATE

                  The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date set forth hereinbelow. All references to the Company, unless the context requires otherwise, shall include the Company and each of its Subsidiaries.

                  SECTION 5.1 ACCESS TO INFORMATION. The officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) shall have reasonable access, during normal business hours and upon reasonable advance notice, to the offices, properties, employees and business and financial records of the Company, to the extent Buyer shall reasonably deem necessary or desirable and the Company shall furnish to Buyer or its authorized representatives such additional information concerning the Company as shall be reasonably requested and shall reasonably promptly respond to reasonable inquiries by Seller; provided, however, that the Seller shall not be required to violate any obligation of confidentiality to which it is subject in discharging its obligations pursuant to this Section 5.1. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Seller. No such access, examination or review shall in any way affect, diminish, terminate or mitigate any of the representations, warranties or covenants of Seller set forth herein. If in the course of any investigation pursuant to this Section 5.1 the Buyer's officers, employees or authorized representatives discover any breach of any representation or warranty contained in this Agreement that is not immaterial, or any circumstance or condition that upon Closing would constitute such a breach, Buyer covenants that it will use its best efforts to promptly inform Seller in writing; provided, the failure by Buyer to so inform Seller shall not in any way affect, diminish, terminate or mitigate Seller's liability for such breach..

                  SECTION 5.2 PUBLICITY. The initial press release announcing the transactions contemplated herein shall be released jointly after mutual agreement between the parties hereto and thereafter except for making customary communications by the Company and Buyer to employees, shareholders, financial analysts, customers or suppliers, the parties hereto shall obtain the prior approval of each party hereto prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated herein and prior to making any filings with any Authority or with any national securities exchange with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

                  SECTION 5.3 CERTAIN NOTIFICATIONS. Each party shall promptly notify the other of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company or Buyer, as the case may be, that would have been listed in Schedule 3.13 or constitute an exception to Section 4.3, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof. Seller shall promptly notify Buyer in writing of any event following the date hereof of which Seller is or becomes aware that could have a Material Adverse Effect or adversely affect the performance by Seller of its obligations under the Agreement.

                  SECTION 5.4 REQUIRED APPROVALS. Each party hereto hereby agrees to cooperate with the other and use its reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all necessary permits, consents, approvals and authorizations of all third parties and Authorities that are necessary to the consummation of the transactions contemplated herein. Each party shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the other party that appears in any filing made with, or written materials submitted to, all third parties and Authorities in connection with the transactions contemplated in this Agreement. In exercising the foregoing right, Buyer and the Seller shall act reasonably and as promptly as practicable. Buyer and the Seller agree that they will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, including promptly furnishing the other with copies of notices or other communications received from all third parties and Authorities with respect to the transactions contemplated herein.

                  SECTION 5.5 HSR ACT. Buyer and Seller each agree to prepare and file the Notification and Report Form required pursuant to the HSR Act with the FTC and the Antitrust Division if reasonably practicable on the date hereof, and otherwise by no later than the first (1st) Business Day following the date hereof. The Notification and Report Form shall be in accordance with the requirements of the HSR Act. Each such party hereby covenants (i) to request early termination of the waiting period required by the HSR Act; (ii) to promptly furnish to the other party hereto such necessary or appropriate information and reasonable assistance, including access to each other's documents and personnel, as such other party may reasonably request in connection with its preparation of necessary or voluntary filings and other submissions, communications or presentations pursuant to the HSR Act; (iii) to promptly keep the other party apprised of the status of any communications with and any inquiries by the FTC or Antitrust Division; and (iv) to comply with a request for additional information issued by the FTC, the Antitrust Division or any other Authority, as the case may be, as promptly and expeditiously as practicable. The parties shall use best efforts and cooperate to expedite the termination of the waiting period under the HSR Act. Buyer and Seller each agree that they will not undertake any unilateral contacts with either the FTC or Antitrust Division without the prior approval of the other party. Buyer shall pay the HSR Act filing fee. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any antitrust Law, Buyer and Seller shall each use best efforts and cooperate to contest and vigorously resist any such action or proceeding, and to have vacated, lifted, reversed or overturned as promptly and expeditiously as practicable any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal.

                  SECTION 5.6 OPERATIONS PRIOR TO THE CLOSING DATE.

                  (a) The Company shall operate and carry on its business in the Ordinary Course of Business including, without limitation, the processing of cash receipts and disbursements. The Company shall use all commercially reasonable efforts consistent with good business practice to preserve its goodwill, prospects, rights, properties, assets and business, and to preserve and protect the Company's relationships with its suppliers, contractors, employees, customers, including without limitation, its current and prospective relationship with the Girl Scouts Councils with whom it has a Contract, relating to the sale of cookies thereto.

                  (b) Notwithstanding Section 5.6(a), except as expressly contemplated by this Agreement or except with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), the Company shall not, except as allowed on Schedule 5.6:

                           (i)      other than is required pursuant to
         applicable Laws, take any act listed in subparagraph (a) through (j) of
         Section 3.8; or

                           (ii) other than in the Ordinary Course of Business, enter into or terminate any Material Contract;

                           (iii) not issue any shares of its capital stock or issue any distribution or dividend thereon of property or capital stock; provided, however, notwithstanding anything herein to the contrary, the Company shall be entitled to (i) distribute or forgive the promissory note received from Parent in respect of the Shanghai and Tainjin joint ventures, and (ii) make distributions from available cash on hand from time to time in any amount or amounts to Parent on or prior to the end of business on the Friday prior to the Closing Date;

                           (iv) enter into or contract for any hedging or similar derivative transaction other than in the Ordinary Course of Business;

                           (v) engage in the offering of special programs whether written or oral including, without limitation, trade discounts, special payment terms, consignment programs, pricing changes or announced price increases which will be effective in the future other than in the Ordinary Course of Business; or

                           (vi) enter into or issue letter of credit guarantees in connection with route man loans other than in the Ordinary Course of Business.

                  (c) As of the Closing Date, any net intercompany receivables, payables, loans and any other corporate charges then existing between the Company, Parent and any affiliate (excluding the Company's Subsidiaries) shall be settled or forgiven (implementing whichever action is most tax advantageous to the Company) and any intercompany agreement between such parties shall be terminated.

                  SECTION 5.7 BOOKS AND RECORDS. Buyer agrees to, and shall cause the Company to, retain all books, records and other documents pertaining to the Company's business in existence on the Closing Date for a period of four
(4) years (or such longer period of the applicable statutes of limitation relating to claims relative to such matters or such longer period as is required by Law) after the Closing and to make the same available after the Closing Date for inspection and copying by Parent or Parent's agents, upon reasonable request and upon reasonable notice.

                  SECTION 5.8 FURTHER ASSURANCES. At any time and from time to time after the Closing Date, the parties hereto agree to (a) furnish upon request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records as reasonably requested, (b) promptly execute, acknowledge, and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records as reasonably requested, and (c) do all such further acts and things all as such other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.


                  SECTION 5.9 EXCLUSIVITY. Unless this Agreement has been terminated in accordance with Article VII, and except as provided on Schedule 5.9, Seller agrees that from the date hereof neither it nor any of Seller's officers, directors, shareholders, affiliates or other representatives (collectively the "Affiliated Parties") will invite, solicit or encourage proposals or offers or entertain, accept, negotiate, discuss or otherwise participate in a possible merger, combination, sale or other disposition of the Shares or substantially all the assets of Parent or the Company or any business combination or change in control of the Company (a "Company Sale") with any other party. Seller represents that it is not a party to or bound by any agreement with respect to a Company Sale other than this Agreement. Seller shall cause the Affiliated Parties to immediately cease and terminate any existing or prior existing activities, discussions or negotiations with any persons or entities conducted heretofore with respect to any Company Sale, and shall promptly request each such person or entity who has heretofore entered into a confidentiality agreement in connection with a Company Sale or has otherwise received information in connection with a Company Sale to (a) return to the Seller all confidential information heretofore furnished to such person or entity by or on behalf of the Seller and (b) destroy (and certify to the Seller as to the destruction) all notes, analyses, compilations, reports, forecasts, studies, memoranda, computer-stored data or other documents which contain, or are based in whole or in part or otherwise reflect, confidential information received in connection with a Company Sale. It is intended by the parties hereto that so long as the terms of this Section 5.9 are in effect, Buyer shall have the exclusive right to purchase the Shares on the terms and conditions herein contained.

                  SECTION 5.10 TAX WITHHOLDING. The Company and Seller shall take all actions necessary to comply with sections 897, 1446, and 3406 of the Code and any rules, regulations, and orders promulgated thereunder. In the event that the Company or Parent fails to provide Buyer, at or prior to Closing (a) an affidavit in the form attached hereto as Exhibit 5.10, or (b) other evidence satisfactory to Buyer that the transactions contemplated by this Agreement are exempt from any Taxes which may apply by reason of sections 897, 1446, or 3406 of the Code, Buyer shall have the right to withhold the required portion of the Purchase Price ("Tax Withholding"). The amount of Tax Withholding shall be credited against the Purchase Price and Parent shall not have recourse against Buyer for the amount of the Tax Withholding.

                  SECTION 5.11 EMPLOYMENT MATTERS. Buyer covenants and agrees after Closing to timely discharge all Liabilities under the 1998 Long Term Incentive Plan as directed by Parent. Parent shall reimburse the Company for any Liabilities so discharged to the extent not reflected in the LTIP Amount. Buyer also covenants and agrees that for a period of one (1) year after Closing, the Company shall continue the employment of Messrs. Woolf, Cavitt and Bayers at their current salary and bonus opportunity levels with generally comparable terms and conditions of employment (other than job title and specific duties) and fringe benefits; provided, that long-term incentive and other programs (severance, etc.) will be determined by the Company after Closing in its discretion.

                  SECTION 5.12 INTEREST RATE SWAP AGREEMENTS. Seller covenants and agrees to terminate all interest rate swap agreements to which the Company is a party at or prior to Closing.

                  SECTION 5.13 LOS ANGELES OFFICE. The Company covenants and agrees to close the Company's Los Angeles office prior to Closing and any expense, cost or liability in connection therewith shall either be discharged by the Company prior to Closing or accrued as a current liability on the Closing Balance Sheet.


                                   ARTICLE VI.
                  CONDITIONS TO OBLIGATION OF PARTIES TO CLOSE

                  SECTION 6.1 CONDITIONS TO OBLIGATIONS OF SELLER TO CLOSE. The obligations of the Seller to consummate the sale and transfer of the Shares and the other transactions set forth herein shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Representations, Warranties and Agreements. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except that such representations and warranties made as of a specific date need only be true as of such specified date, and each of the covenants and agreements of Buyer to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

                  (b) Opinion of Buyer's Counsel. Seller shall have received from Winston & Strawn, counsel to Buyer, an opinion dated as of the Closing Date to the effect set forth in Exhibit 2.5(b).

                  (c) Preliminary Purchase Price. Buyer shall have made payment of the Preliminary Purchase Price in the amount and manner provided for in Section 2.2(c).

                  (d) Secretary's Certificate. Seller shall have received copies of the resolutions of the Board of Directors of Buyer, authorizing the execution, delivery and performance of this Agreement and certificates of the secretary or any assistant secretary of the Buyer dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, together with copies of the Organizational Documents of the Buyer certified by such secretary or assistant secretary.

                  (e) Indemnification Escrow Agreements. The Buyer shall have entered into Indemnification Escrow Agreements.

                  (f) No Order. No Order shall be in effect which would prohibit or restrict the consummation of any of the transactions contemplated hereby.

                  (g) Closing Documents. Buyer shall have delivered all agreements, certificates, instruments, opinions and other documents required to be delivered by it on the Closing Date pursuant to Section 2.5.

                  SECTION 6.2 CONDITIONS TO OBLIGATIONS OF BUYER TO CLOSE. The obligations of the Buyer to consummate the purchase and sale of the Shares and the other transactions set forth herein shall be subject to the satisfaction or waiver on or prior to the Scheduled Closing Date of the following conditions:

                  (a) Representations, Warranties and Agreements. Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made on and as of such date, except that such representations and warranties made as of a specific date need only be true as of such specified date, and each of the covenants and agreements of the Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects; provided, however, that, notwithstanding the failure of such representations and warranties to be true and correct, and such covenants and agreements to be performed, the condition provided in this Section 6.2(a) shall be deemed satisfied if the aggregate Losses and Expenses that could reasonably be expected (as determined as indicated below) to result to Buyer by reason of the failure of such representations and warranties to be true and correct and such covenants and agreements to be performed, if the Closing would be effected, is (i) less than or equal to $2 million, or (ii) greater than $2 million, only if the Seller elects, in its discretion, by a notice to Buyer, to increase the then effective Supplemental Letter of Credit Escrow Amount by the amount that such Losses and Expenses exceed $2 million, provided that such increase may not exceed $15 million in the aggregate. In the event Buyer in good faith at any time believes that the amount of such Losses and Expenses exceed $2 million, Buyer shall provide the Seller a certificate to such effect, which certificate shall set forth the details on which such belief is based. If the Seller does not agree in writing within ten (10) Business Days of the issuance of Buyer's certificate that the amount of the Losses and Expenses determined pursuant to this Section 6.2(a) exceed $2 million, the issue shall be settled by arbitration in accordance with the arbitration procedures set forth in Section 9.12 hereof. The decision resulting from such arbitration shall be final regarding the issue of whether such Losses and Expenses exceed $2 million and whether the condition provided in this Section 6.2(a) is satisfied. Any claim for indemnification (including claims for Losses and Expenses identified pursuant to this Section 6.2(a)) which may be asserted by Buyer relative to the failure of such representations or warranties to be true and correct and such covenants and agreements to be performed shall be determined in accordance with the provisions of Article VIII hereto regarding indemnification, and upon a determination in accordance therewith, the Supplemental Letter of Credit Escrow Amount shall be reduced by the amount, if any, by which the Supplemental Letter of Credit Escrow Amount was increased in respect of such claim, less the amount disbursed to Buyer pursuant to such determination.

                  (b) Opinion of Seller's Counsel. Buyer shall have received from Jones, Day, Reavis & Pogue, an opinion dated as of the Closing Date to the effect set forth in Exhibit 2.4(f).

                  (c) Share Certificates. Parent shall have delivered to Buyer the certificates evidencing the Shares, accompanied by stock powers duly executed in blank.

                  (d) Secretary's Certificates. Buyer shall have received copies of the resolutions of the respective Boards of Directors of each of the Parent and the Company (and the Parent as sole shareholder of the Company) authorizing the execution, delivery and performance of this Agreement and certificates of the secretary or any assistant secretary of each of Parent and the Company dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, together with copies of the Organizational Documents of each of the Parent and the Company certified by their respective secretaries or assistant secretaries.

                  (e) Indemnification Escrow Agreements. The Parent shall have entered into the Indemnification Escrow Agreements.

                  (f) No Order. No Order shall be in effect which would prohibit or restrict the consummation of any of the transactions contemplated hereby.

                  (g) Closing Documents. Seller shall have delivered all agreements, certificates, instruments, opinions and other documents required to be delivered by it on the Closing Date pursuant to Section 2.4.

                  SECTION 6.3 CONDITION TO OBLIGATIONS OF THE PARTIES TO CLOSE. The respective obligations of the Seller and Buyer to consummate the purchase and sale of the Shares and the other transactions set forth herein shall be subject to the satisfaction or waiver on or prior to the Scheduled Closing Date of the following condition:

         The waiting period applicable to the purchase and sale of the Shares provided for herein under the HSR Act shall have expired or been terminated, and there shall be no order or injunction of any court of competent jurisdiction that prohibits the purchase and sale of the Shares provided for herein.

                  SECTION 6.4 EFFECT OF WAIVER OF CONDITIONS, ETC. Any of the foregoing conditions may be waived, in whole or in part, by any party as to whom such condition is a condition precedent to such party's performance, for purposes of consummating the purchase and sale of the Shares and the other transactions provided for herein. Should the condition provided for in Section 6.2(a) be satisfied by reason of a determination by the parties or by arbitration that the amount of the Damage Proviso has not been exceeded, and the Closing occurs, although the Seller may have nonetheless breached a representation, warranty or covenant hereunder, nothing provided in Section 6.2(a) shall obviate or diminish Buyer's right to seek indemnification therefor in accordance with the provisions of Article VIII hereto regarding indemnification, subject to the conditions and limitations therein.

                                  ARTICLE VII.
                            TERMINATION OF AGREEMENT

                  SECTION 7.1 TERMINATION. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, and this Agreement may be terminated prior to the Closing only as follows:

                  (a)      By mutual written consent of Buyer and Seller;

                  (b) By the Seller by written notice to Buyer given subsequent to December 26, 1998, if the Closing shall not have been consummated on or prior to such date, regardless of whether the condition provided in
Section 6.3 has been satisfied, unless any of the conditions precedent to the obligation of Buyer to effect the Closing set forth in Section 6.2 shall not have been satisfied or waived; or

                  (c) By the Buyer by written notice to Seller given subsequent to December 26, 1998, if the Closing shall not have been consummated on or prior to such date, regardless of whether the condition provided in
Section 6.3 has been satisfied, unless any of the conditions precedent to the obligations of Seller to effect the Closing set forth in Section 6.1 shall not have been satisfied or waived.

                  SECTION 7.2 EFFECT OF TERMINATION.

                  (a) In the event of a termination of this Agreement pursuant to Section 7.1 hereof, each party shall pay the Expenses incurred by it in connection with the Agreement and no party hereto shall have any liability or obligation to any other party to this Agreement under or in connection with this Agreement, but except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply in all material respects with its obligations under this Agreement, the terminating party's rights to pursue all legal remedies will survive such termination unimpaired.

                  (b) Notwithstanding any termination of this Agreement, the obligations of the parties with respect to Section 5.2 (Publicity), Section
9.11 (Governing Law), and in the Confidentiality Agreement shall survive.


                                  ARTICLE VIII.
                                 INDEMNIFICATION

                  SECTION 8.1 INDEMNIFICATION BY THE PARENT. From and after the Closing, Parent shall defend, indemnify, hold harmless and waive any claim for contribution against the Buyer, the Company and all of their officers, directors, employees, agents and affiliates from and against and in respect of any and all Losses and Expenses arising out of or due to a breach of any representation, warranty or covenant of the Seller contained in this Agreement, provided, that

Parent shall have no obligation to indemnify Buyer (other than for indemnification claims with a respect to a breach of the representations or warranties contained in Sections 3.6 and 3.9 hereof which shall not be subject to this proviso) until the aggregate Losses and Expense to which it would be entitled to be indemnified pursuant to this sentence shall equal or exceed Two Million Dollars ($2,000,000), in which event Parent shall be obligated only for Losses and Expenses in excess of such sum; and provided further, that the liability of Parent for indemnification hereunder shall be limited to, and all such claims for indemnification hereunder shall be payable solely from (and to the extent of), (i) the Cash Escrow Amount pursuant to the terms and conditions of the Cash Indemnification Escrow Agreement for any indemnification claim other than with respect to a breach of the representations or warranties contained in
Section 3.9, (ii) the Tax Letter of Credit Escrow Amount pursuant to the terms and conditions of the Tax Letter of Credit Indemnification Escrow Agreement for any indemnification claim with respect to a breach of the representations contained in Section 3.9, and (iii) the Supplemental Letter of Credit Escrow Amount pursuant to the terms and conditions of the Supplemental Letter of Credit Indemnification Escrow Agreement, if and only if (A) the Cash Escrow Amount has been exhausted (and not in any event with respect of a claim for a breach of the representations in Section 3.9), or (B) a claim for indemnification is made with respect to a breach of the representations in Section 3.19 after the date that is fifteen (15) months after the Closing Date. The indemnification provided for in this Section 8.1 shall terminate on the date that is fifteen (15) months after the Closing Date and no claim may be made by Buyer hereunder or pursuant to the Cash Indemnification Escrow Agreement, the Supplemental Letter of Credit Indemnification Escrow Agreement, the Tax Letter of Credit Indemnification Escrow Agreement or otherwise thereafter, except for (x) indemnification claims with respect to a breach of the representations or warranties contained in
Section 3.19 which may be made pursuant to the Supplemental Letter of Credit Indemnification Escrow Agreement prior to the date that is thirty (30) months after the Closing Date, and (y) indemnification claims with respect to a breach of the representations or warranties contained in Section 3.9 which may be made pursuant to the Tax Letter of Credit Indemnification Escrow Agreement prior to the date that is thirty-six (36) months after the Closing Date. Notwithstanding anything herein to the contrary, an indemnification claim in respect of a breach of the representations or warranties in Sections 3.6 and 3.18(c) and the covenants set forth in Section 5.11 shall not be subject to any of the limitations in this Section 8.1.

                  SECTION 8.2 INDEMNIFICATION BY BUYER. From and after the Closing, Buyer agrees to defend, indemnify, hold harmless and waive any claim for contribution against Parent and all of its officers, directors, employees, agents, and affiliates from and against any and all Losses and Expenses incurred by Parent or arising out of or due to a breach of any representation, warranty or covenant of Buyer contained in this Agreement. The maximum amount payable by Buyer pursuant to this Section 8.2 shall not exceed $10 million. Buyer's obligation to make payments hereunder shall expire fifteen (15) months after the Closing Date.

                  SECTION 8.3 PROCEDURE FOR INDEMNIFICATION.

                  (a) Promptly after the receipt by a party hereto of notice of any claim or the commencement of any action or proceeding, such party (the "Indemnified Party") will, if a claim with respect thereto is to be made against the other party pursuant to Section 8.1 or 8.2, give the indemnifying party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim; provided that no failure or delay in delivery of any notice shall impair the rights of the Indemnified Party, except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to the extent required by Section 8.1 or 8.2, and subject to its terms, conditions and limitations, to holding the Indemnified Party harmless from and against any and all Losses and Expenses caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Indemnified Party may participate, at its expense, in the defense of such claim or litigation provided that the attorney selected by the Indemnifying Party to represent the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation or which provides for a settlement payment in excess of the remaining amount held pursuant to the Indemnification Escrow Agreement.

                  (b) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate. The Indemnified Party may not settle such claim or litigation as to which it seeks indemnification hereunder without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

                  SECTION 8.4 EXCLUSIVE REMEDY. Other than a claim for breach should the Closing not occur, the parties hereto acknowledge and agree that the remedies provided in this Article VIII shall be the sole and exclusive remedies of such parties (or any Person claiming by or through such party) for breach, misrepresentation or default by any party under or in respect to this Agreement, or in respect of the transactions provided for herein. In particular, and not in limitation of the foregoing, each party hereto waives in respect of, and covenants not to sue, each other party hereto, as to any claim, right or remedy against or in respect of (including without limitation any right of contribution) as to each such other party under any Environmental Law, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1989, as amended.

                  SECTION 8.5 EXCLUSION OF CERTAIN DAMAGES. Except as provided for in this Agreement, for purposes of this Article VIII, no party shall have any liability under this Agreement or any agreement, document or instrument delivered pursuant to this Agreement, or in connection with the transactions contemplated hereby or thereby, for indirect, consequential or incidental damages of any kind or nature, including, without limitation, loss of profits or loss of business, howsoever caused.

                  SECTION 8.6 MITIGATION, ETC. Any party seeking indemnification for any damages for which it is entitled to seek indemnification shall use all commercially reasonable efforts to mitigate its damages in connection with such indemnity claim. The indemnification obligation of any party shall be adjusted so as to give credit to such party for any tax benefits, or any other recovery available to the party being indemnified, including without limitation insurance and contractual or other rights to indemnification available from third parties.

                                   ARTICLE IX.
                               GENERAL PROVISIONS

                  SECTION 9.1 CONFIDENTIAL NATURE OF INFORMATION. Buyer agrees that all documents, materials and other information which it shall have obtained regarding the Company during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the inves tigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence pursuant to terms, conditions and limitations set forth in the Confidentiality Agreement.

                  SECTION 9.2 NON-COMPETITION AGREEMENT.

                  (a) From the date of Closing for a period of one (1) year Parent shall not, directly or indirectly, or as the agent of another Person or through other Persons as an agent:

                           (i) engage, directly or indirectly, within the United States in a business the same as, or substantially similar to, the business currently conducted by the Company and Buyer;

                           (ii) own, manage or operate any other business directly or indirectly engaged in the promotion, sale or distribution, within the United States, of products or services competitive with those of the business currently conducted by the Company and Buyer, except that an interest of less than five percent (5%) of a publicly-held corporation that is engaged in a business competitive with the business currently conducted by the Company and Buyer within the United States shall be permitted; or

                           (iii)    directly or indirectly solicit for
         employment any employee of Buyer or the Company within the United States, or request, induce or advise any employee to leave the employ of Buyer or the Company, unless Buyer consents to said employee leaving the employ of the Buyer or the Company.

                  (b) The necessity of protection against the competition of Parent against Buyer or the Company and the nature and scope of such protection has been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not-to-compete described in this Section 9.2 are fair, reasonable and necessary and that adequate compensation has been received by Sellers for such obligations. If, however, for any reason any court determines that the restrictions in this Section 9.2 are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 9.2 as will render such restrictions valid and enforceable.

                  (c)      In the event of a breach or threatened breach of this
Section 9.2, Buyer shall be entitled, without the posting of a bond, to an injunction restraining such breach. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

                  SECTION 9.3 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

                  If to Buyer, to:

                  Keebler Foods Company
                  677 Larch Avenue
                  Elmhurst, Illinois  60126
                  Attention:  Sam K. Reed

                  with a copy to:

                  Keebler Foods Company
                  677 Larch Avenue
                  Elmhurst, Illinois  60126
                  Attention: Thomas E. O'Neill

                  and:

                  Winston & Strawn
                  35 West Wacker Drive
                  Chicago, Illinois  60601
                  Attention:  Bruce A. Toth
                              Oscar A. David

                  If to Seller, and prior to Closing, to:

                  President International Trade and Investment Corporation c/o 41 Perimeter Center East
                  Suite 400
                  Atlanta, Georgia  30346
                  Attention:  Eric H. Wen
                  or, if to Seller, and subsequent to Closing, to:

                  President International Trade and Investment Corporation c/o President Enterprises Corporation
                  301 Chung Chen Rd. Yan Harng
                  Yeong Kang Shiano
                  Tainan Hsien, Taiwan
                  Republic of China
                  Attention: C. S. Lin

                  with a copy, in either case, to:

                  Jones, Day, Reavis & Pogue
                  3500 SunTrust Plaza
                  303 Peachtree Street, N.E.
                  Atlanta, Georgia  30308-3242
                  Attention:  John E. Zamer

                  and

                  Jones, Day, Reavis & Pogue
                  8th Floor
                  No. 2 Tun Hwa South Road
                  Section 2, Taipei
                  Taiwan, R.O.C.
                  Attention:  Jack J. T. Huang

or to such other address as such party may indicate by a notice delivered to the other party hereto.

                  SECTION 9.4 SUCCESSORS AND ASSIGNS. The rights of either party under this Agreement shall not be assignable by such party without the written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 9.4 any right, remedy or claim under or by reason of this Agreement.

                  SECTION 9.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, under standings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

                  SECTION 9.6 INTERPRETATION. Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set

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forth verbatim herein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule or Exhibit is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

                  SECTION 9.7 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                  SECTION 9.8 EXPENSES. The Buyer on the one hand, and the Parent, with respect to the costs and expenses of Parent and the Company, on the other hand, will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

                  SECTION 9.9 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

                  SECTION 9.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

                  SECTION 9.11 FURTHER ASSURANCES. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of

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



conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Shares to Buyer in accordance with the terms of this Agreement.

                  SECTION 9.12 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York. The parties hereby irrevocably and unconditionally agree that except as provided in Section 9.13 hereof, any legal action or proceeding arising out of or relating to this Agreement may be brought in the United States District Court for the Southern District of New York; provided, however, in the event such court shall not then have jurisdiction over such action or proceeding, each party hereby irrevocably and unconditionally agrees that such action or proceeding may be brought in any state court in the State of New York. By the execution and delivery of this Agreement, each party hereby irrevocably submits to the exclusive jurisdiction of such court(s). Each party hereby waives any objection which it may hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement brought in the United States District Court for the Southern District of New York (or in any state court in the State of New York in the event said United States District Court shall not then have jurisdiction) and further waives any claim that any such proceeding brought in such court(s) has been brought in an inconvenient forum.

                  SECTION 9.13 CONSULTATION AND ARBITRATION.

                  (a) The parties hereto agree that they shall attempt to resolve in good faith disputes arising in connection with the proviso set forth in Section 6.2(a) of this Agreement. Parent and Buyer shall designate one officer for this purpose who is expressly authorized to make decisions. A dispute shall be referred by a party for consultation between the parties by delivering written notice to the other party briefly stating the nature of the dispute and requesting consultation.

                  (b) In the event that, upon the expiration of ten (10) calendar days after receipt of the notice referred to in subsection (a) of this Section, the parties are unable to resolve the matter in dispute, and if the matter relates to any alleged breach of any representation, warranty, covenant or agreement in this Agreement hereto, then the dispute shall be resolved in the manner provided in subsection (c) of this Section.

                  (c)      Any dispute with respect to the proviso set forth in
Section 6.2(a) of this Agreement, including any dispute relating to the construction or interpretation of the rights and obligations of any party, which is not resolved through consultation as provided in subsection (a) and (b) of this Section, shall be resolved by an arbitration proceeding conducted in accordance with the following:

                           (i) The arbitration proceeding shall be governed by the commercial rules of the American Arbitration Association ("AAA");

                           (ii) The arbitrators shall be qualified by education and training to pass upon the particular matter to be decided;


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



                           (iii) There shall be three (3) arbitrators, one of whom shall be selected by the party seeking to initiate arbitration, one by the other party and the third by the two arbitrators so selected;

                           (iv) The arbitration proceeding shall take place in Atlanta, Georgia;

                           (v) The parties shall agree in advance as to the manner in which the arbitration panel shall promptly hear witnesses and arguments, review documents and otherwise conduct the arbitration proceedings. Both parties shall receive notice of the subject of the arbitration and the arbitration shall not be binding on the parties with respect to any matters not specified in such notice. Should the parties fail to reach an agreement as to the conduct of such proceedings, the arbitration panel shall formulate its own procedural rules and promptly commence the arbitration proceedings;

                           (vi) The arbitration proceedings shall be conducted as expeditiously as possible with due consideration for the complexity of the dispute in question. The arbitration panel shall issue its decision in writing within fifteen (15) days from the hearing of final arguments by the parties.

                           (vii) The arbitration award shall be given in writing and shall be final and binding on the parties with respect to the subject matter identified in the notice called for by subjection
         (c)(v) of this Section, and not subject to any appeal and shall deal with the question of costs of arbitration;

                           (viii) Judgment upon the award may be entered in any court having jurisdiction or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be;

                           (ix) The parties shall not submit a dispute subject to this subsection (c) of this Section to any federal, state, local or foreign court or arbitration association except as may be necessary to enforce the arbitration procedures of this subsection (c) of this Section or to enforce the award of the arbitration panel, and if court proceedings to stay litigation or compel arbitration under the Federal Arbitration Act (Title 9, U.S.C.) or similar state or foreign legislation are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees which are reasonably and actually incurred by the other party; and

                           (x) The parties shall keep confidential the arbitration proceedings and the terms of any arbitration award, except as may be otherwise required by Law.

                  SECTION 9.14 DISCLAIMER OF WARRANTIES. Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLER IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE COMPANY REPRESENTED THEREBY) ON AN "AS IS, WHERE IS" BASIS AND DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. EXCEPT

FOR THOSE REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Seller nor any of its representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by Seller or its respective representatives to Buyer or any other information which is not included in this Agreement or the Schedules hereto, and neither Seller nor any of its representatives nor any other Person will have or be subject to any liability to Buyer, any affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.























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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                    PRESIDENT INTERNATIONAL TRADE
                                      AND INVESTMENT CORPORATION



                                    By:        /s/ Eric H. Wen
                                        ---------------------------------------
                                       Name:   Eric H. Wen
                                               --------------------------------
                                       Title:  President
                                               --------------------------------


                                    PRESIDENT INTERNATIONAL, INC.



                                    By:        /s/ Eric H. Wen
                                        ---------------------------------------
                                       Name:   Eric H. Wen
                                               --------------------------------
                                       Title:  Vice Chairman and CEO
                                               --------------------------------


                                    KEEBLER FOODS COMPANY



                                    By:        /s/ Sam K. Reed
                                        ---------------------------------------
                                       Name:   Sam K. Reed
                                               --------------------------------
                                       Title:  President and CEO
                                               --------------------------------











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